Exhibit 99.1

For Further Information Contact:

Tony Deasey Celsion Corporation 410.290.5390 tony@celsion.com	General Info: Marilynn Meek Financial Relations Board 212-827-3773 mmeek@financialrelationsboard.com Investor Info: Susan Garland 212-827-3775 sgarland@financialrelationsboard.com

AMERICAN STOCK EXCHANGE NOTIFIES CELSION CORPORATION THAT IT IS

NONCOMPLIANT WITH LISTING STANDARDS

COLUMBIA, MD - June 20, 2006: Celsion Corporation (AMEX: CLN) has received notice from The American Stock Exchange (AMEX) that AMEX has determined that the company is not in compliance with certain conditions of the continued listing standards of Section 1003 of the AMEX Company Guide. Specifically, AMEX noted that the company’s shareholder’s equity was less than $4,000,000 and losses from continuing operations and/or net losses were incurred in three of the last four fiscal years, and that shareholder’s equity was less than $6,000,000 and losses from continuing operations and/or net losses were incurred in the last five fiscal years. Additionally, according to the AMEX Company Guide, AMEX will not normally consider suspending dealings in the securities of a company which is below a total market capitalization of $50 million and has at least 1.1 million publicly held shares with a market value of at least $15 million and 400 round lot shareholders. Celsion’s market capitalization has recently fallen substantially below $50 million.

The notice is based on a review by the AMEX of Celsion Corporation’s Form 10-Q for the period ended March 31, 2006 which publicly disclosed the financial status of the Company at that time.

To maintain an AMEX listing, Celsion must submit a plan by July 17, 2006 advising AMEX of action it has taken, or will take that would bring Celsion into compliance with the continued listing standards within a maximum of 18 months from the date of notification by AMEX. We are taking steps to prepare and submit such a plan to AMEX on or before July 17, 2006.

The Listings Qualifications Department of AMEX will evaluate our plan and determine whether it reasonably demonstrates our ability to regain compliance with the continued listing standards within 18 months. If AMEX accepts our plan, we may be able to continue our listing during the plan period provided that we make progress consistent with our plan and comply with other applicable AMEX listing qualifications. If we fail to submit a satisfactory plan or fail to make progress consistent with the plan accepted by the AMEX, AMEX may initiate delisting procedures. During the plan period we will be subject to periodic review to determine whether we are making progress consistent with the plan.

ABOUT CELSION: Celsion Corporation, based in Columbia, Maryland, is a biotechnology company dedicated to the development and commercialization of heat activated treatment systems for cancer.

Celsion has research, license or commercialization agreements with leading institutions such as the National Institute of Health, Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical Center, Montefiore Medical Center and Memorial Sloan-Kettering Cancer Center in New York City, Roswell Park Cancer Institute in Buffalo, New York, and Duke University. For more information on Celsion, visit our website: www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. In addition, Celsion’s receipt of the royalty payments in connection with the sale of Celsion (Canada) depends upon the ability of Celsion (Canada) to develop the APA technology and bring products to market. This involves, among other risks of a new enterprise, financing, regulatory and market acceptance risks.